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Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: December 22, 2025

The following is a transcript of an interview of Gerry Cardinale of RedBird Capital Partners on CNBC conducted on December 22, 2025.

Gerry Cardinale interview on CNBC with Andrew Ross Sorkin & Joe Kernan – December 22, 2025

ANDREW ROSS SORKIN: Welcome back to Squawk Box. This morning, our breaking deal story literally just moments ago. Paramount now amending its thirty dollars per share all cash offer for Warner Brothers Discovery in response to WBD's concerns about that bid. The per share offer price not changing, but Paramount says in response to the Warner Bros. Filing and comments made by WBD principals and advisers in television appearances, including on Squawk, that's doing a whole bunch of different things in six different ways, and we're gonna get into all of it. Gerry Cardinale is here. He's the founder and managing partner at RedBird Capital Partners, of course, a partner in Paramount Skydance. Gerry, it's great to see you this morning, and thank you for coming in to talk to us about these changes in the offer. As we mentioned, the price tag not changing but some important details are including perhaps most importantly, the backing of Larry Ellison and him now making this a personal guarantee as opposed to a revocable trust. Tell us about your thinking about the various parameters and different things in this new amended offer.

GERRY CARDINALE: Well, you make a really good point. We've been trying to get our offer vetted since we submitted it December 4th. And, you know, this is a pretty simple thing. It's about shareholder value and it's about certainty. In fact, when we talk to Warner Brothers shareholders, they point out two things. One, why is this so hard? It seems pretty straightforward. And two, why would they go exclusive with Netflix so quickly when you see these two offers lined up next to each other? We still have not been able to talk about shareholder value here. We're talking about all these other things, and so what we've done in this amended filing is we've cleared the brush on all the obfuscation around the offer. And, you know, the big one that has been percolating, by the way, we only found this stuff out in their 14D-9 filing this past week. And so, like we've done through the six bids that we've made, we are being responsive to what their concerns are. The big concern was that Larry Ellison and his family is not money good for this transaction. And so we've come in and said that, okay, Larry will give a personal guarantee on the equity financing for this transaction, forty one billion dollars. What we did when they asked us between our fifth bid and our sixth bid, they asked us to backstop, and so the Ellison family and RedBird backstopped it, but they, and we did it through the Ellison family trust. The Ellison family trust, which has been around for close to forty years and has been the counterparty in tens of thousands of transactions, including the Paramount Skydance deal. That is where all the assets resides. That's where, and it's got two hundred and fifty billion dollars of assets, and they're anchored by one point two billion shares of Oracle. That's over six times coverage of the forty billion in equity that we're backstopping. But that seems to be the sort of red herring that is out there and preventing our offer from getting vetted and taken seriously, so we took it off the table. It is now off the table. Alright, the second thing is..

ROSS SORKIN: Just before you go there, one question on that front. Had they not told you? You, you are suggesting prior they had never they had never raised this as an issue in terms of, the the revocable trust and and the guarantees?

CARDINALE: We are still waiting to get a response on our December 4th offer, full stop. We found out about these things in the 14D-9 filing, and so that is why we went to shareholders. You know, the shareholders own this company and so we went to them directly because it's clear when you look at our offer and you look at Netflix's offer. Our offer, just to reset the table, dollars thirty, all cash, one hundred percent of the company, and a clear path through regulatory. The Netflix offer is, you need 3-D glasses to understand it. It's got Netflix stock, which is blown through the bottom of the collar, and it also has another currency, another stock that is to be issued. That is the stock of the spin out company. And, you know, and I think the chairman of the Warner Board came on one of your shows last week saying that that is three dollars to five dollars a share. I'm a math guy. All the people on our side are math guys. That's not three dollars to five dollars a share. It's a dollar a share when you look at what they've levered it with. Fifteen billion dollars of leverage on TBS, TNT, CNN, and the only independent variable there is what does it trade for? For it to trade at three dollars a share, you'd have to assume a six times multiple. Right? We're assuming, we're giving them the benefit of the doubt and assuming the same multiple that your Versant is trading at, which is four and a half times. At four and a half times, the math is the math. The EBITDA is the EBITDA. The leverage is the leverage. It's a dollar a share.

JOE KERNEN: Gerry, our Versant needs to be trading at six. I'm sorry.

CARDINALE: While I,

KERNEN: I'm sorry. No, I'm kidding.

CARDINALE: You know, we can debate on it.

KERNEN: Sorry. Sorry to interrupt. That's right.

CARDINALE: The thing on the stub that's really interesting is everybody, we can't even talk about these, have not been able to talk about these issues, right? And so, no one talks about, on the Warner side, no one talks about the value of the stub, but here's the interesting thing. It doesn't stop at the value of the stub. If that is over levered, that spin out will not be able to happen, and if that is the case, then that fifteen billion dollars of debt is going to need to be reallocated over to studio and streaming. So, just for the sake of argument, let's say, you know, Versant trades at one point two, has one point two five times leverage, trading at four and a half times. Right? At fifteen billion dollars of debt, you know, this spin out is close to four times leverage. So, let's say we take five billion of that debt out of the fifteen and we move it over to studio and streaming. That still reduces it only to two and a half times leverage. That's still double what Versant has. But nevertheless, just illustrative, let's say we do that. What will end up happening is that that will squeeze the amount of cash that Warner Brothers shareholders get in studio and streaming. Right? So, what effectively will happen if you move five billion of debt over from the spin co over to studio and streaming, Warner Brothers shareholders will be effectively exchanging two dollars a share in cash for two dollars a share in equity in the spin co, which is a declining asset. That's that's not, that’s dead on arrival. That is a disaster. And that unwinds this entire deal. You don't have to do any of that extrapolation. You don't have to deal with two stocks, two currencies, one to be issued, let alone that’s before we get to the regulatory risk. Our regulatory risk is straightforward. Our deal creates competition. The Netflix deal kills competition. Netflix buys HBO Max, it's four hundred twenty million streaming subscribers. The next number two is Disney Hulu at one eighty four. No wonder the constituents in the ecosystem. Talent, content creators, theatrical exhibitors are losing their minds on this because they see the pricing power that that will create and hence they see what's coming which is everybody in the value chain is going to get squeezed. That is not good for Hollywood.

KERNEN: So what is the rationale for Warner Brothers board and David Zaslov then? Why? Why favor the Netflix deal? Just, honestly, David want a job? He wants to keep Teddy wants to run the studio? What is the reason?

CARDINALE: It's a great question, and it's the question that I get from Warner Brothers shareholders. No one knows other than, look, when we, you've got to remember, our first three offers here got the board to put the company up for sale. So, I think we were always a little bit on our back foot, because they were originally spinning the companies. Breaking it up. We came in and our offers were for one hundred percent of the company, and I think it just got them to put the company up for sale. So we were always a little bit on the back foot. But at the end of the day, Joe, the shareholders own this company. The board doesn't own it. David Zaslow doesn't own this company. And this should be a lot. Warner Brothers shareholders are right. This should be a lot more simple than it is. It's very simple. It's shareholder value and it's certainty of--

KERNEN: You said the regulatory path is clear. Is that because of the President's relationship with the Ellisons?

CARDINALE: No, absolutely not. Look, we have great relationships on both sides of the aisle. The relationship I focus on and that David Ellison focuses on is our relationship with the rules. Okay? And the rules here are pro competition, pro consumer. We have, you know, when, if we, this deal, if we come together, Paramount Plus and HBO Max, you will create a three horse race in streaming. The North Star on this entire investment is direct to consumer and streaming, and we will create a three horse race. Netflix, our pro forma company, and Disney. That is great for the entire value chain.

KERNEN: Can you figure out why Netflix wants it so badly in that it doesn't help with what the future competition for Netflix is?

CARDINALE: Look, when I see the elements in the value chain, the talent and content creators and the theatrical exhibitors, all expressing these concerns, and yet some of them are afraid to raise their head above the parapet for fear of retribution. That suggests monopolies to me. Right? So, guys who are in this position, monopolies, they want to kill competition. And look, that's why we have these rules. That's why we have rule of law. That's why we're going direct to the shareholders. So I can't speak for any of that. What I – All I can speak to is the facts. And the facts, it is absolutely clear. At a minimum, there needs to be a vetting of these two offers. There needs to be a discussion on value. There's never been a discussion on value. It's been about all this other stuff. What we did today in this announcement is we took all that other stuff off the table. Not only did we address the backstop and the personal guarantee, there was an issue around the revocable trust. And so Larry has also agreed to not revoke the trust during the pendency of this transaction. He's confirmed what the assets are in the trust anchored by the one point two billion Oracle shares as well as confirming no material liabilities. We've agreed that we will embrace further flexibility in terms of interim operations between signing and closing, including in discussions with their bondholders and their banks. And we've increased our regulatory reverse termination fee from five billion to five point eight billion which matches what Netflix's was because we have absolute conviction in our ability to get through regulatory.

ROSS SORKIN: Gerry, a couple questions. One on the regulatory side. There is a question about, given the investor mix, and a number of of Middle Eastern, firms that will be backing this bid, whether CFIUS would ultimately look at it and whether that represents a hurdle. What is your analysis there?

CARDINALE: Our analysis is no, we're backstopping it. The Ellison family and RedBird's backstopping it. So all of those guys could go away and we're still moving forward with this transaction. We also, the Ellison family and RedBird will be the largest economic owner of the pro forma business. That is the way it is now. And we control the governance. So when you look at all of that, this is very much the way we set up Paramount Skydance. The great thing about the Ellison family, this is the first time since Walt Disney that you've seen a family own control and be the largest economic owner of one of the majors in Hollywood. That is a great thing. That is back to the future. That's what we need to see more of. That is full alignment with the shareholders. How much does David Zaslav and Reed Hastings and Ted Sarandos own of their respective companies?

ROSS SORKIN: Let me ask you a different question. Actually, you know what? We we have some tape from, Di Piazza, who's on the board, obviously, runs ran ran this, for for Warner Brothers Discovery. I wanna show you what he had to say last week and then maybe we come back.

SAMUEL DI PIAZZA JR.: When Paramount showed up, it became an active process. What is said on your show, you had David Ellison here. What's said there, what's said in The Wall Street Journal are nice to hear. What's important is what's on the paper. And now I think given our release this morning, our investors can look and see why did we decide that we were not confident that one of the richest people in the world would be there at closing. And doing a deal is great. Closing a deal is better.

ROSS SORKIN: So, Gerry, you you heard what he said. This is obviously trying to answer those questions. My question to you is without raising your bid at this point, are you trying to create a new conversation with the company? Do you think that this will create that conversation? Or is this really more for the shareholders longer term for them to make their own decision? I imagine what you'd hope is that the board reevaluates this and obviously goes with your bid. But clearly, you look at where the shares are right now, there's still an expectation that you're gonna come back with a higher offer.

CARDINALE: Yeah, look, well I'm not going to put a seventh offer in when our sixth offer hasn't been vetted. When you look at these two offers next to each other, our offer is superior both in terms of value and in terms of certainty of closing. So, all we did today was we took all of this other stuff off the table that they've been throwing, all these obstacles that have been thrown in our way, so that we can finally get a proper vetting and hearing about our offer. No one to date, first of all, no one's talked to us. Secondly, no one's talked about value. It's all this other stuff. So we took all this other stuff off the table. We didn't think we needed to. I think it's, you know, the way we structured this deal with equity commitment papers with, you know, a guarantee from the trust that holds all of the family's assets. That's standard stuff. This would never happen in any other deal. For some reason, it's happened here. So, we've addressed all their concerns. We've done it through six offers. We have a great track record through this whole process. When we started, we started at nineteen dollars a share with cash and stock. We've ended at thirty dollars a share, one hundred percent cash, and for the entire company. So, we've shown that we will consistently respond to any concerns and issues all throughout the process. For some reason, they short circuited it after the fifth offer and didn't respond to our sixth offer, so we went to the shareholders. So, at this point, you know I think the question still is on the table. Show us where our offer at thirty dollars a share, one hundred percent cash, with our regulatory profile, show us where that is inferior to what the other proposal on the table. The reality is it's superior.

ROSS SORKIN: So, when you get off the set, are you expecting to get a phone call from somebody from the board of Warner Brothers?

CARDINALE: It doesn't matter. We've gone directly to the shareholders. It would be great, but we've also gone directly to the shareholders and thank God there's rule of law in this country.

KERNEN: Gerry, do you think that, Andrew, I gotta get to my Bari Weiss, 60 minutes, they canceled this.

ROSS SORKIN: I gotta get to Bari Weiss too. Gotta talk about that.

KERNEN: They canceled this, you know, I saw that El Salvador prison on the world's toughest prisons. I didn't need to see new piece on it. I've seen it. I don't think it's Trump's prison, but don't you think there's a perception that, I mean, the people at CNN, for them to prefer a Netflix deal tells you how scared they are of the new, I don't know, marching orders supposedly coming-

CARDINALE: That is not what I've heard. What I've heard is people at CNN are worried about having fifteen billion dollars of debt dragging them down.

KERNEN: When the president says CNN's got to go either way, what do you make

CARDINALE: Well, that's not. That's noise. Honestly, Joe, at this point, we're still trying to get to first base on this deal. Right? And this is about shareholder value. It really is.

KERNEN: I can remember trying to do that too. Andrew, what what did you wanna ask about Bari Weiss?

ROSS SORKIN: Well, I was just I think we should just ask Gerry straight up actually about this because it's obviously it's it's the other big news story of the morning, is 60 minutes pulling back on this story about the prison in El Salvador and the correspondent who pursued that story, saying that that the piece had been vetted multiple times and then was killed at the last minute. She says, in my view, pulling it now after every rigorous internal check has been met is not an editorial decision. It is a political one. So the question for Gerry is, to the extent he knows, was there any communication between either David Ellison or anybody in the management of the company that's thinking about this transaction, which, of course, will be in front of the president and Bari Weiss or anybody inside of 60 Minutes?

CARDINALE: Listen, you know, Andrew, I'd say this absolutely with conviction, and, you know, I I I don't know about this situation, but I'll tell you this. No one is gonna question Bari Weiss on being a fighter for independent journalism. Right? And so her track record speaks for itself. David Ellison's track record speaks for itself. So, absolutely, there's no way, and I know this makes a lot of headlines, and everybody likes to conjecture. The one thing I know, and I know both of them extremely well, is that nobody's going to fight for journalism more than Bari Weiss and David Ellison.

KERNEN: It's not Trump's prison, Andrew. It's not his prison. You can't blame him for the prison conditions, although you'd like to, in El Salvador, Can you?

ROSS SORKIN: No, I'm not. The rationale of the piece is for

KERNEN: I've seen that prison. I've seen it on on some of my

ROSS SORKIN: The president was sending people, obviously,-- hopefully illegals.

KERNEN: Illegal immigrants from Venezuela to this prison.

ROSS SORKIN: to this prison.

KERNEN: And that's why he got elected and won all seven swing states because he said he was gonna do that.

ROSS SORKIN: This is a debate for another day. Uh Gerry, we wanna thank you for joining us this morning. It is fascinating. We hope that you'll come on back and follow your progress. In terms of just the next steps, where how how do you think this plays out just as we're sort of thinking about the calendar?

CARDINALE: Well, we have a January eighth, deadline for our tender. And so, you know, we're gonna be working through the holidays and into the first week of January to communicate the merits of our offer to shareholders. And we, you know, we would like to see, the boards free to engage with us between now and then. And if they don't, then, you know, as I said, we'll go straight to shareholders and we'll see how we do on January eighth. And we can continue to extend the deadline until, you know, we get a full vetting amongst all the shareholders.

ROSS SORKIN: Okay. Gerry, I wanna wish you a a Merry Christmas. Happy holidays. Sounds like your holidays may be a working holiday, but we appreciate it. We appreciate you being with us especially right as this news was breaking this morning.

Cautionary Note Regarding Forward-Looking Statements

This communication contains both historical and forward-looking statements, including statements related to Paramount Skydance Corporation’s (“Paramount”) future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, “forward-looking statements”. Similarly, statements that describe Paramount’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect Paramount’s current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Paramount’s actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:  the outcome of the tender offer by Paramount and Prince Sub Inc. (the “Tender Offer”) to purchase for cash all of the outstanding Series A common stock of Warner Bros. Discovery, Inc. (“WBD”) or any discussions between Paramount and WBD with respect to a possible transaction (including, without limitation, by means of the Tender Offer, the “Potential Transaction”), including the possibility that the Tender Offer will not be successful, that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the Potential Transaction or the previously announced transaction between Warner Bros. and Netflix, Inc. (“Netflix”) pursuant to the Agreement and Plan of Merger, dated December 4, 2025, among Netflix, Nightingale Sub, Inc., WBD and New Topco 25, Inc. (the “Proposed Netflix Transaction”), including the receipt of any required stockholder and regulatory approvals for either transaction, the proposed financing for the Potential Transaction, the indebtedness Paramount expects to incur in connection with the Potential Transaction and the total indebtedness of the combined companies, the possibility that Paramount may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate the operations of WBD with those of Paramount, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Potential Transaction; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to make investments in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; the risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of Paramount’s Class B Common Stock; potential conflicts of interest arising from Paramount’s ownership structure with a controlling stockholder; and other factors described in Paramount’s news releases and filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Paramount’s most recent Annual Report on Form 10-K and Paramount’s reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that Paramount does not currently view as material or that are not necessarily known. The forward-looking statements included in this communication are made only as of the date of this report, and Paramount does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell securities. This communication relates to a proposal that Paramount has made for an acquisition of WBD and the Tender Offer that Paramount, through Prince Sub Inc., its wholly owned subsidiary, has made to WBD stockholders. The Tender Offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the letter of transmittal and other related offer documents), filed with the SEC on December 8, 2025. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. Subject to future developments, Paramount (and, if a negotiated transaction is agreed, WBD) may file additional documents with the SEC. This communication is not a substitute for any proxy statement, tender offer statement, or other document Paramount and/or WBD may file with the SEC in connection with the proposed transaction. Investors and security holders of WBD are urged to read the tender offer statement(s) (including the offer to purchase, the letter of transmittal and other related offer documents), and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of WBD. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Paramount through the website maintained by the SEC at http://www.sec.gov. This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Paramount and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies against the Proposed Netflix Transaction. You can find information about Paramount’s executive officers and directors in Paramount’s Current Reports on Form 8-K filed with the SEC on August 7, 2025, and September 16, 2025, and Paramount’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2025. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at http://www.sec.gov.